Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Senior Vice President and	Global Communications Director
Chief Financial Officer	763-540-1212
763-540-1204

Tennant Company Reports 2014 Fourth Quarter and Full Year Results

Company posts record sales for a fourth quarter of $216.3 million;
Net sales in quarter increased 10.8 percent, or 13.8 percent organically;
Diluted quarterly EPS rose 43.1 percent to $0.93 versus prior year of $0.65, as adjusted;
Record 2014 full year sales of $822.0 million, up 9.3 percent, or 10.3 percent organically;
2014 full year diluted EPS up 19.5 percent to $2.70 versus prior year of $2.26, as adjusted;
Company provides 2015 full year net sales and earnings outlook

MINNEAPOLIS, February 24, 2015-Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported net earnings of $17.5 million, or $0.93 per diluted share, on net sales of $216.3 million for the fourth quarter ended December 31, 2014. In the 2013 fourth quarter, Tennant reported net earnings of $10.3 million, or $0.55 per diluted share, on net sales of $195.1 million. The 2013 fourth quarter included a $1.6 million pre-tax restructuring charge, or $0.10 per diluted share, to rightsize Tennant’s cost structure and enhance its go-to-market approach, primarily in Europe. Excluding this special item, adjusted 2013 fourth quarter net earnings totaled $12.2 million, or $0.65 per diluted share. (See the Supplemental Non-GAAP Financial Table.)
Commented Chris Killingstad, Tennant Company's president and chief executive officer: “We have invested for growth and we are seeing the benefits. The company posted double-digit gains in sales and EPS in the fourth quarter. Organic sales rose approximately 14 percent to a record for a fourth quarter, with higher revenues in all equipment categories and organic sales increases in all of our geographic regions. Notably, this was our highest organic sales growth quarter of the year. Despite the continued supply chain challenges stemming from increased volume and new product launches, we achieved leverage in Tennant’s gross and operating profit margins in the quarter.”
Added Killingstad: “The new growth strategies we outlined at the beginning of 2014 are working and spurred broad-based sales gains in each quarter of 2014. Sales grew ahead of plan over the year and we are on track to reach our organic growth goal of $1 billion in sales by 2017, and we remain committed to the goal of a 12 percent or above operating profit margin.”

(more)

Page 2 – Tennant Company Reports 2014 Fourth Quarter and Full Year Results

Tennant plans to meet its growth objectives through a strong new product pipeline in both the core business and in the Orbio Technologies Group, continued gains in emerging markets, growth in Europe, focus on strategic accounts and an enhanced go-to-market strategy, designed to significantly expand its global market coverage and customer base.

Fourth Quarter Operating Review
The company's 2014 fourth quarter consolidated net sales of $216.3 million rose 10.8 percent versus the prior year quarter. Unfavorable foreign currency exchange reduced consolidated net sales by approximately 3.0 percent. All geographic regions grew organically. Organic net sales, which exclude the impact of foreign currency exchange (and acquisitions when applicable), increased approximately 13.8 percent. Contributing to 2014 fourth quarter results were robust sales to strategic accounts and through distribution, and continued demand for new products such as the mid-size T17 rider scrubber and walk-behind burnishers. Sales of scrubbers equipped with ec-H2O™ technology rose 10.8 percent in the fourth quarter.
Geographically, sales increased 14.5 percent in Tennant’s largest region, the Americas. Unfavorable foreign currency exchange reduced sales by approximately 1.5 percent. Organic sales increased approximately 16.0 percent. Sales in Europe, Middle East and Africa (EMEA) were flat, but up approximately 8.0 percent organically, excluding an unfavorable foreign currency exchange impact of about 8.0 percent. Sales in the Asia Pacific (APAC) region rose 9.0 percent, or approximately 14.5 percent organically, excluding an unfavorable foreign currency exchange impact of about 5.5 percent.
In the 2014 fourth quarter, gross margin rose slightly to 43.0 percent, up from 42.9 percent in the prior year quarter, and within the company’s target gross margin range of 43 percent to 44 percent. Gross margin improved despite being constrained by channel mix, supply chain challenges and foreign currency impact.
Research and development (R&D) expense for the 2014 fourth quarter totaled $7.5 million, or 3.4 percent of sales, compared to $7.2 million, or 3.7 percent of sales, in the prior year quarter. The company continued to invest in developing innovative new products for its traditional core business, as well as in its Orbio Technologies Group, which is focused on advancing a suite of sustainable cleaning technologies.
Selling and administrative (S&A) expense in the 2014 fourth quarter totaled $63.0 million, or 29.1 percent of sales. S&A in the 2013 fourth quarter totaled $58.9 million, or 30.2 percent of sales, or $57.3 million, or 29.4 percent of sales, as adjusted to exclude the $1.6 million restructuring charge. Tennant continued to make investments in direct sales, distribution and marketing, and still achieved improvement in S&A as a percent of sales.
Tennant's 2014 fourth quarter operating profit was $22.6 million, or 10.5 percent of sales, versus an operating profit of $17.7 million, or 9.1 percent of sales, and $19.2 million or 9.9 percent, as adjusted, in the year ago quarter. As the U.S. dollar strengthened throughout the 2014 fourth quarter, foreign currency exchange reduced operating profit by approximately $1.3 million.

(more)

Page 3 – Tennant Company Reports 2014 Fourth Quarter and Full Year Results

Product and Technology Pipeline
Tennant Company continues to execute against a strong new product pipeline. In 2014, Tennant introduced 18 new products, including eight products unveiled in the fourth quarter. The company is on track to introduce 36 new products in 2015, on top of 55 new products launched from 2012 to 2014.
“New products continued to gain momentum and contributed significantly to sales in the 2014 fourth quarter and full year,” stated Killingstad. “In early November, we were excited to preview upcoming introductions at the ISSA industry trade show, including a prototype of our next generation ec-H2O technology that we anticipate offering on select scrubbers at the end of the first quarter of 2015.”
In the 2014 fourth quarter, Tennant Company’s Orbio Technologies Group received the ISSA Innovation Award for the Orbio® os3 On-Site Generation System. The Orbio os3 delivers on-site generation of an antimicrobial solution, as well as an effective multi-surface cleaner, for use in a wide variety of customer segments.
Tennant remains committed to being an industry innovation leader and aims to set the standard for sustainable cleaning around the world.

2014 Full Year Results
For the 2014 full year, Tennant reported record consolidated net sales of $822.0 million compared to $752.0 million in 2013. Tennant’s 2014 net sales increased 9.3 percent versus the prior year and organic net sales rose 10.3 percent, excluding unfavorable foreign currency exchange of approximately 1.0 percent.
For 2014, Tennant reported net earnings of $50.7 million, or $2.70 per diluted share, up from net earnings of $40.2 million, or $2.14 per diluted share in 2013. Excluding special items, the company’s 2013 adjusted full year net earnings were $42.6 million, or $2.26 per diluted share.
Tennant’s gross margin for the 2014 full year was 42.9 percent compared to gross margin in 2013 of 43.3 percent. The 40 basis point decline was primarily due to increased costs related to hiring and training additional manufacturing employees and temporary workers to support higher production levels, including the continued ramp-up to meet the growing demand for new products.
R&D expense in 2014 was $29.4 million, or 3.6 percent of sales, compared to $30.5 million, or 4.1 percent of sales in the previous year. S&A expense in 2014 totaled $250.9 million, or 30.5 percent of sales, versus $233.0 million, or 31.0 percent of sales, and $230.0 million or 30.6 percent of sales, as adjusted, in 2013.
Operating profit in 2014 rose to $72.1 million, or 8.8 percent of sales, compared to $62.4 million, or 8.3 percent of sales, and $65.4 million, or 8.7 percent of sales, as adjusted, in 2013.
Tennant continued to have a strong balance sheet and generated $59.4 million in cash from operations in 2014. Cash and cash equivalents at December 31, 2014, totaled $93.0 million, up from $81.0 million in the prior year, and debt decreased to $28.1 million, down from $31.8 million at the end of 2013. During 2014, Tennant paid a total of $14.5 million in cash dividends to shareholders and repurchased 225,034 shares of common stock at a cost of $14.1 million.

(more)

Page 4 – Tennant Company Reports 2014 Fourth Quarter and Full Year Results

Business Outlook
Tennant Company estimates 2015 full year net sales in the range of $825 million to $855 million, up 0.4 percent to 4.0 percent, or approximately 5 percent to 9 percent organically, assuming an unfavorable foreign currency exchange impact on sales in the range of 4 percent to 6 percent. The company expects 2015 full year earnings in the range of $2.40 to $2.70 per diluted share. Foreign currency exchange headwinds in 2015 are estimated to negatively impact operating profit in the range of $10 million to $12 million, or approximately $0.37 to $0.44 earnings per diluted share. The estimated higher effective tax rate in 2015 is anticipated to negatively impact earnings per diluted share by approximately $0.14. The company expects its 2015 financial results to be stronger in the second half of the year. For the 2014 full year, diluted earnings per share totaled $2.70 on net sales of $822 million.
Tennant’s 2015 annual financial outlook includes the following assumptions:

•	Economic strength in North America and modest improvement in Europe, and growth in emerging markets;

•	Increased foreign currency impact on sales for the full year in the range of an unfavorable 4 percent to 6 percent, with a $10 million to $12 million negative effect on operating profit;

•	Gross margin performance of approximately 43 percent;

•	R&D expense of approximately 4 percent of sales, as the company continues to invest in its core products and in water-based cleaning technologies;

•	Capital expenditures in the range of $25 million to $28 million; and

•	An effective tax rate of approximately 31 percent, including the anticipated enactment of the 2015 Federal R&D tax credit.
“We are encouraged by our performance in 2014 against our growth agenda and we remain on track to deliver further organic sales and operating profit margin gains in 2015,” said Killingstad. “While we anticipate that foreign exchange rates will unfavorably impact sales and earnings in 2015, we are focused on controlling what we can control. We will continue to focus on creating value by introducing new products, and expanding our global sales and marketing initiatives to increase our global market share, while concurrently running a more efficient business to raise productivity. We are excited about Tennant’s future.”

Conference Call
Tennant will host a conference call to discuss the 2014 results today, February 24, 2015, at
10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live, go to www.tennantco.com and click on Company, Investors. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

(more)

Page 5 – Tennant Company Reports 2014 Fourth Quarter and Full Year Results

About Tennant Company
Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, significantly reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; chemical-free and other sustainable cleaning technologies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: the competition in our business; foreign currency exchange rate fluctuations, particularly the relative strength of the U.S. dollar against other major currencies; geopolitical and economic uncertainty throughout the world; our ability to attract and retain key personnel; our ability to successfully upgrade, evolve and protect our information technology systems; fluctuations in the cost, quality, or availability of raw materials and purchased components; our ability to effectively manage organizational changes; our ability to comply with laws and regulations; the occurrence of a significant business interruption; our ability to develop and commercialize new innovative products and services; and unforeseen product liability claims or product quality issues.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release includes presentations of non-GAAP measures that include or exclude special items. Management believes that the non-GAAP measures provide useful information to investors regarding the company's results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company's operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Table.

FINANCIAL TABLES FOLLOW

(more)

Page 6 – Tennant Company Reports 2014 Fourth Quarter and Full Year Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Net Sales	$216,277	$195,140	$821,983	$752,011
Cost of Sales	123,193	111,358	469,556	426,103
Gross Profit	93,084	83,782	352,427	325,908
Gross Margin	43.0%	42.9%	42.9%	43.3%
Operating Expense:
Research and Development Expense	7,456	7,220	29,432	30,529
Selling and Administrative Expense	63,013	58,893	250,898	232,976
Total Operating Expense	70,469	66,113	280,330	263,505
Profit from Operations	22,615	17,669	72,097	62,403
Operating Margin	10.5%	9.1%	8.8%	8.3%
Other Income (Expense):
Interest Income	48	95	302	390
Interest Expense	(421)	(443)	(1,722)	(1,761)
Net Foreign Currency (Losses) Gains	(534)	375	(690)	(671)
Other Expense, Net	(167)	(245)	(449)	(483)
Total Other Expense, Net	(1,074)	(218)	(2,559)	(2,525)

Profit Before Income Taxes	21,541	17,451	69,538	59,878
Income Tax Expense	4,000	7,150	18,887	19,647
Net Earnings	$17,541	$10,301	$50,651	$40,231

Net Earnings per Share:
Basic	$0.96	$0.56	$2.78	$2.20
Diluted	$0.93	$0.55	$2.70	$2.14

Weighted Average Shares Outstanding:
Basic	18,273,349	18,324,933	18,217,384	18,297,371
Diluted	18,789,506	18,853,382	18,740,858	18,833,453

Cash Dividends Declared per Common Share	$0.20	$0.18	$0.78	$0.72

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2014	2013	%	2014	2013	%
Americas	$150,769	$131,667	14.5	$569,004	$514,544	10.6
Europe, Middle East and Africa	40,740	40,743	—	165,686	157,208	5.4
Asia Pacific	24,768	22,730	9.0	87,293	80,259	8.8
Total	$216,277	$195,140	10.8	$821,983	$752,011	9.3
(1) Net of intercompany sales.

(more)

Page 7 – Tennant Company Reports 2014 Fourth Quarter and Full Year Results

TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	December 31,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$92,962	$80,984
Restricted Cash	352	393
Net Receivables	152,383	140,182
Inventories	80,511	66,906
Prepaid Expenses	9,552	11,426
Deferred Income Taxes, Current Portion	9,738	13,723
Other Current Assets	1,591	1,682
Total Current Assets	347,089	315,296
Property, Plant and Equipment	262,214	300,906
Accumulated Depreciation	(175,671)	(217,430)
Property, Plant and Equipment, Net	86,543	83,476
Deferred Income Taxes, Long-Term Portion	8,165	2,423
Goodwill	18,355	18,929
Intangible Assets, Net	15,588	19,028
Other Assets	11,192	17,154
Total Assets	$486,932	$456,306

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-Term Borrowings and Current Portion of Long-Term Debt	$3,566	$3,803
Accounts Payable	61,627	53,079
Employee Compensation and Benefits	33,842	29,756
Income Taxes Payable	1,087	812
Other Current Liabilities	45,508	44,076
Total Current Liabilities	145,630	131,526
Long-Term Liabilities:
Long-Term Debt	24,571	28,000
Employee-Related Benefits	25,711	25,173
Deferred Income Taxes, Long-Term Portion	5,989	2,870
Other Liabilities	4,380	4,891
Total Long-Term Liabilities	60,651	60,934
Total Liabilities	206,281	192,460
Shareholders’ Equity:
Preferred Stock	—	—
Common Stock	6,906	6,934
Additional Paid-In Capital	26,247	31,956
Retained Earnings	286,091	249,927
Accumulated Other Comprehensive Loss	(38,593)	(24,971)
Total Shareholders’ Equity	280,651	263,846
Total Liabilities and Shareholders’ Equity	$486,932	$456,306

(more)

Page 8 – Tennant Company Reports 2014 Fourth Quarter and Full Year Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Twelve Months Ended
	December 31
	2014	2013
OPERATING ACTIVITIES
Net Earnings	$50,651	$40,231
Adjustments to reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	17,694	17,686
Amortization	2,369	2,560
Deferred Income Taxes	129	5,622
Share-Based Compensation Expense	7,314	6,116
Allowance for Doubtful Accounts and Returns	1,504	1,279
Other, Net	24	219
Changes in Operating Assets and Liabilities:
Receivables	(18,811)	(7,618)
Inventories	(21,155)	(11,967)
Accounts Payable	10,192	6,120
Employee Compensation and Benefits	1,927	(4,178)
Other Current Liabilities	2,782	5,552
Income Taxes	3,466	(248)
Other Assets and Liabilities	1,276	(1,560)
Net Cash Provided by Operating Activities	59,362	59,814

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(19,583)	(14,775)
Proceeds from Disposals of Property, Plant and Equipment	291	120
Acquisition of Business, Net of Cash Acquired	—	(750)
Proceeds from Sale of Business	1,416	4,261
Decrease (Increase) in Restricted Cash	6	(253)
Net Cash Used for Investing Activities	(17,870)	(11,397)

FINANCING ACTIVITIES
Payments of Short-Term Debt	(1,500)	—
Short-Term Debt Borrowings	—	1,500
Payments of Long-Term Debt	(2,016)	(1,096)
Purchases of Common Stock	(14,097)	(22,157)
Proceeds from Issuances of Common Stock	2,269	8,313
Tax Benefit on Stock Plans	1,793	5,178
Dividends Paid	(14,487)	(13,233)
Net Cash Used for Financing Activities	(28,038)	(21,495)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,476)	122

Net Increase (Decrease) in Cash and Cash Equivalents	11,978	27,044

Cash and Cash Equivalents at Beginning of Period	80,984	53,940

Cash and Cash Equivalents at End of Period	$92,962	$80,984

(more)

Page 9 – Tennant Company Reports 2014 Fourth Quarter and Full Year Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Net Sales	$216,277	$195,140	$821,983	$752,011

Cost of Sales	123,193	111,358	469,556	426,103
Gross Profit - as reported	93,084	83,782	352,427	325,908
Gross Margin	43.0%	42.9%	42.9%	43.3%

Operating Expense:
Research and Development Expense	7,456	7,220	29,432	30,529
Selling and Administrative Expense	63,013	58,893	250,898	232,976
Total Operating Expense	70,469	66,113	280,330	263,505

Profit from Operations - as reported	$22,615	$17,669	$72,097	$62,403
Operating Margin - as reported	10.5%	9.1%	8.8%	8.3%
Adjustments:
Restructuring Charge	—	1,577	—	3,017
Profit from Operations - as adjusted	$22,615	$19,246	$72,097	$65,420
Operating Margin - as adjusted	10.5%	9.9%	8.8%	8.7%

Other Income (Expense):
Interest Income	48	95	302	390
Interest Expense	(421)	(443)	(1,722)	(1,761)
Net Foreign Currency Transaction (Losses) Gains	(534)	375	(690)	(671)
Other Expense, Net	(167)	(245)	(449)	(483)
Total Other Expense, Net	(1,074)	(218)	(2,559)	(2,525)

Profit Before Income Taxes - as reported	$21,541	$17,451	$69,538	$59,878
Adjustments:
Restructuring Charge	—	1,577	—	3,017
Profit Before Income Taxes - as adjusted	$21,541	$19,028	$69,538	$62,895

Income Tax Expense - as reported	$4,000	$7,150	$18,887	$19,647
Adjustments:
Restructuring Charge	—	(338)	—	79
Discrete Tax Item Related to 2012 R&D Tax Credit	—	—	—	582
Income Tax Expense - as adjusted	$4,000	$6,812	$18,887	$20,308

(more)

Page 10 – Tennant Company Reports 2014 Fourth Quarter and Full Year Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Net Earnings - as reported	$17,541	$10,301	$50,651	$40,231
Adjustments:
Restructuring Charge	—	1,915	—	2,938
Discrete Tax Item Related to 2012 R&D Tax Credit	—	—	—	(582)
Net Earnings - as adjusted	$17,541	$12,216	$50,651	$42,587

Net Earnings per Share - as reported:
Basic	$0.96	$0.56	$2.78	$2.20
Diluted	$0.93	$0.55	$2.70	$2.14
Adjustments:
Restructuring Charge	—	0.10	—	0.15
Discrete Tax Item Related to 2012 R&D Tax Credit	—	—	—	(0.03)

Diluted Net Earnings per Share - as adjusted	$0.93	$0.65	$2.70	$2.26

###